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                                                                   EXHIBIT 10.16

                              RETIREMENT AGREEMENT

         THIS RETIREMENT AGREEMENT is entered into as of the date set forth below by and between HEALTHCARE REALTY TRUST INCORPORATED (the "Company") and TIMOTHY G. WALLACE (hereinafter "Employee").

                                  WITNESSETH:

         WHEREAS, Employee served as Executive Vice President and Chief Financial Officer of the Company and has elected to retire from the Company pursuant to the terms of his Amended and Restated Employment Agreement dated January 1, 2000 (the "Employment Agreement"); and the Compensation Committee of the Board of Directors of the Company has approved retirement of Employee, subject to the terms of this Agreement;

         NOW, THEREFORE, in consideration of 1) the mutual promises and covenants herein contained; and 2) the release from restrictions of restricted stock in Healthcare Realty Trust Incorporated and 3) for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. RETIREMENT. Subject to the terms and conditions set forth in this Agreement, Employee hereby elects to retire from the Company and resigns his employment as an employee and officer of the Company and of all subsidiaries and affiliates of the Company effective as December 31, 2002 (the "Retirement Date"), and acknowledges the termination of the Employment Agreement and the termination of his employment with the Company effective as of the Retirement Date. Employee hereby releases any rights that he may have to compensation or other benefits as an employee of the Company, including but not limited to any rights to receive additional shares of stock in the Company under any plan (excluding shares owned by the Company's Employee Stock Purchase Plan and held for the beneficial interest of Employee as of the Retirement
Date), contract or otherwise, except to the extent otherwise provided in the Agreement.

         2. RELEASE OF RESTRICTED STOCK. Within five business days following the Retirement Date, the Company shall take all steps necessary to cause Employee's Company stock to be vested consistent with Employee's status as a retiree of the Company, including accelerated release and full vesting of shares reserved for Employee under the Company's 1993 Employee Stock Incentive Plan and the Third Implementation thereof. Contemporaneously therewith, the Company shall redeem all of the foregoing shares of the Company's common stock from Employee. The redemption price shall be paid in full to employee upon redemption of such shares and shall be the average closing price on the New York Stock Exchange of the Company's common stock during the ten trading days immediately prior to the Retirement Date, not including the Retirement Date. The Company shall satisfy federal income tax, FICA and Medicare withholding requirements by reducing the payment by the amount of the value of the vested restricted shares required to be withheld.

         3.       RELEASES.

         (a) Except as provided in Section 8, Employee does hereby release and forever discharge for himself and his heirs, representatives and assigns, the


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Company (including any parent, subsidiary or affiliated organization) and its agents, directors, officers or employees (in whatever capacity) from any and all legal claims, causes of action, agreements, obligations, liabilities, damages, compensation (including stock in the Company) and/or demands whatsoever at law or in equity, known or unknown, in any federal or state court or before any federal or state commission, agency or board which he or his heirs, representatives or assigns had, has or may have, against the Company (including any parent, subsidiary or affiliated organization) or its agents, directors, officers or employees (in whatever capacity) (collectively referred to as "the Releases"), their successors or assigns relating in any way to or arising out of his employment with the Company, his Employment Agreement and/or termination of his employment with the Company. Employee acknowledges that he is releasing the Releases from all claims of discrimination, wrongful discharge and/or unlawful treatment under all employment laws. Employee understands that he is intentionally giving up any right that he may have to pursue legal action against the Releases in the future employment with the Company to any state or federal agency, court or other forum and acknowledges that the Company is relying upon these representations in entering into the commitments reflected herein. In the event that Employee attempts to bring any legal action based upon events arising prior to the date of this Agreement, Employee agrees to tender back to the Company all of the consulting fees paid to Employee under that certain Consulting Agreement dated December 31, 2002.

         (c) Except as set out specifically below, the Company does hereby release and forever discharge for itself and its successors and assigns Employee from any and all legal claims, causes of action, agreements, obligations, liabilities, or damages arising out of Employee's previous service as an officer of the Company. Provided, however, the Company is not waiving any claim that it may have against Employee for fraud on the part of Employee or any breach of a fiduciary duty owed to the Company by virtue of Employee's previous service as an officer of the Company.

         4. TRADE SECRETS AND CUSTOMER LISTS. Employee agrees to hold in strict confidence all information concerning any matters affecting or relating to the "Company's Business" (as defined in Section 6(a) below), including, without limiting the generality of the foregoing, its manner of operation, business plans, business prospects, agreements, protocols, processes, computer programs, customer lists, market strategies, internal performance statistics, financial data, marketing information and analyses, or other data, without regard to the capacity in which such information was acquired (collectively, the "Confidential Information"). Employee agrees that he will not, directly or indirectly, use any Confidential Information for the benefit of any person or entity other than the Company or disclose or communicate any Confidential Information in any manner whatsoever other than to the directors, officers, employees, agents, and representatives of the Company. "Confidential Information" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Employee or his representatives, or (ii) was or becomes available to Employee on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to Employee to be bound by a confidentiality agreement with the Company, or


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otherwise prohibited from transmitting the information to Employee by a contractual, legal or fiduciary obligation. Upon the Company's request, Employee will return all Confidential Information furnished to him related to the Company's Business. The parties hereto stipulate that all Confidential Information gravely affects the effective and successful conduct of the business of the Company and the Company's goodwill, and that any breach of the terms of this Section 4 shall be a material breach of this Agreement. The terms of this Section 4 shall remain in effect up to and including December 31, 2007.

         5. Release of Proprietary Information. Employee recognizes that the Company possesses a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company and Employee in writing. Employee expressly agrees that any products, inventions, discoveries or improvements made by Employee, his agents or affiliates based on or arising out of the information described in Section 4 shall be (i) deemed a work made for hire under the terms of United States Copyright Act, 17 U.S.C. ss. 101 et seq., and the Company shall be the owner of all such rights with respect thereto and (ii) the property of and inure to the exclusive benefit of the Company.

         6. Covenant Not to Compete. Employee agrees that, for the period of time up to and including December 31, 2007:

         (a) Employee shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical, healthcare and retirement sectors of the real estate industry (the "Company's Business"); provided, however, that this
Section 6 shall not prohibit Employee from accepting employment with a hospital operator which owns real estate solely for its own use and such real estate is ancillary to the other operations of such employer. Employee understands and acknowledges that the Company carries on business nationwide and that the nature of the Company's activities cannot be confined to a limited area. Accordingly, Employee agrees that the geographic scope of this Section 6 shall include the United States of America. Notwithstanding the foregoing, the ownership by Employee of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

         (b) Employee shall not solicit, directly or indirectly, any customer, client, tenant or account whose identity Employee obtained through association with the Company, regardless of the geographic location of such customer, client, tenant or account, nor shall Employee, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company to leave such employ, nor shall Employee employ any such person in any business conducting the Company's Business. Employee hereby acknowledges and agrees that the provisions set forth in this Section 6 constitute a reasonable restriction on his


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ability to compete with the Company and will not adversely affect his ability to earn income sufficient to support himself and/or his family.

         (c) The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographic or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which the court deems enforceable, and the remaining aspects shall not be affected thereby.

         7. INJUNCTIVE RELIEF. Employee specifically acknowledges and agrees that the restrictions and provisions set forth in Sections 4, 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions and provisions. Employee further acknowledges that the extent of damages to the Company from a breach of Sections 4, 5 and 6 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Employee specifically agrees that the Company is entitled to injunctive or other equitable relief from a breach of Sections 4, 5, and 6 of this Agreement, and hereby agrees and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

         8. NO LIABILITY; INDEMNIFICATION. In addition to any rights to indemnification to which Employee is entitled by reason of his service as an employee of the Company or by separate agreement, the Company shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws, arising out of, or in connection with, the performance of his duties as Employee.

         9. VOLUNTARY AGREEMENT. Employee acknowledges that he has been advised to seek legal counsel before executing this Agreement and that he has obtained the advice of legal counsel prior to executing this Agreement. Employee acknowledges he signs this Agreement of his own free will and in exchange for the consideration to be given which is acknowledged to be adequate and satisfactory and in excess of anything he might be entitled otherwise to receive. Employee declares that he is competent to execute this Agreement.

         10. MISCELLANEOUS. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No modification of this Agreement shall be valid unless it is in writing and signed by both parties hereto. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee. This Agreement in no way shall be construed as an admission by the Company that it acted wrongfully toward Employee or that Employee has any rights against the Company. If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.


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         This Retirement Agreement is executed as of December 31, 2002.


THE COMPANY:

HEALTHCARE REALTY TRUST INCORPORATED


By: /s/ David Emery
   --------------------------------------------
Title: David Emery
       President and Chief Executive Officer


EMPLOYEE:


By: /s/ Timothy G. Wallace
   --------------------------------------------
Timothy G. Wallace


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